SETTLEMENT AGREEMENT

     THIS AGREEMENT made this 28 day of January, 2000, by and between Medjet Inc. ("Medjet"), Eugene I. Gordon ("Gordon"), Adam Smith & Company, Inc. ("Adam Smith") and the investors whose names are set forth on the signature page(s) hereof (individually, an "Investor" and collectively, the "Investors").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Medjet and the Investors entered into a Subscription Agreement dated as of December 3, 1999 (the "Subscription Agreement") pursuant to which the Investors purchased an aggregate of 16,000 shares of Medjet's Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), and 1,600,000 five-year warrants, each exercisable to purchase one share of the Company's Common Stock, par value $.001 per share (the "Purchased Warrants", and collectively with the Series B Preferred Stock, the "Purchased Securities"), for an aggregate purchase price of $2,000,000; and

     WHEREAS, Gordon, the principal shareholder of Medjet, has executed and delivered to the Investors a letter agreement dated December 3, 1999 (the "Letter Agreement") related to the NJIT Litigation (as defined in the Letter Agreement) and, concurrently therewith, the Investors and Gordon entered into Joint Escrow Instructions dated December 3, 1999 (the "Joint Escrow
Instructions") with Hahn & Hessen LLP, as escrow holder ("Escrow Holder"), pursuant to which Gordon deposited 500,000 shares of Common Stock ( the "Escrow Shares") into escrow;

     WHEREAS, Medjet and Adam Smith entered into an Investment Banking Agreement dated as of December 3, 1999 (the "Investment Banking Agreement") pursuant to which Medjet issued to Adam Smith as compensation 500,000 warrants (the " Investment Banking Warrants");

     WHEREAS, Medjet and Alcon Universal Ltd. ("Alcon") were parties to an Exclusive License Agreement, dated July 22, 1998, as amended (the "Alcon Agreement"); and

     WHEREAS, Alcon has terminated the Alcon Agreement;

     WHEREAS, Medjet and the Investors have decided to settle any actual or potential claims that the Investors may have against Medjet in connection with the acquisition by the Investors of the Purchased Securities that relate to or arise out of the termination of the Alcon Agreement (the "Alcon Claims"); and

     WHEREAS, Medjet and the Investors wish to rescind, on a pro rata basis, the purchase of 5,600 shares of Series B Preferred Stock and 560,000 Purchased Warrants; and

     WHEREAS, Medjet and Adam Smith wish to terminate the Investment Banking Agreement and have agreed to reduce to 325,000 the number of Investment Banking Warrants, which remaining warrants represent consideration for services rendered to the date hereof and for the agreement hereunder to early termination of the Investment Banking Agreement; and

     WHEREAS, Gordon and the Investors wish to terminate the Letter Agreement and the Joint Escrow Instructions; and

     WHEREAS, Medjet, Gordon, Adam Smith and the Investors wish to enter into, and duly execute, the settlement agreement and mutual releases provided for herein;

     NOW, THEREFORE, for $1.00 and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Medjet, Gordon, Adam Smith and the Investors agree as follows:

     A. RESCISSION; TERMINATION:
        ------------------------

     1. (a) Medjet and the Investors agree to rescind, on a pro rata basis (as set forth opposite each Investor's name on the signature pages hereof), the purchase of 5,600 shares of Series B Preferred Stock and 560,000 Purchased Warrants (the "Rescission"), effective on January 24, 2000 (the "Rescission Date").

        (b) On the Rescission Date, (i) each Investor shall deliver to Medjet the certificate or certificates for the Series B Preferred Stock purchased by such Investor and the warrants for Purchased Warrants purchased by such Investor, (ii) Medjet shall issue and deliver to each Investor a certificate or certificates for such Investor's portion of the Series B Preferred Stock that is not subject to rescission hereunder and warrants for such Investor's portion of the Purchased Warrants that is not subject to rescission hereunder, and (iii) Medjet shall deliver to each Investor or its designee by wire transfer to an account designated by such Investor, an amount equal to the purchase price of the rescinded portion of the Purchased Securities purchased by such Investor, as set forth opposite such Investor's name on the signature pages hereof.

     2. (a) Medjet and Adam Smith hereby terminate the Investment Banking Agreement, and Gordon and the Investors hereby terminate the Letter Agreement and the Joint Escrow Instructions (collectively, the "Termination"), effective on the Rescission Date.

        (b) On the Rescission Date, (i) Adam Smith shall deliver to Medjet the warrants for 500,000 Investment Banking Warrants and (ii) Medjet shall issue and deliver to Adam Smith warrants for 325,000 Investment Banking Warrants

     3. (a) On the Rescission Date, the Escrow Holder shall deliver to Gordon the Escrow Shares. The Investors and Gordon hereby expressly authorize and direct the Escrow Holder to deliver the Escrow Shares to Gordon concurrently with the consummation of the Rescission and Termination. Effective upon the delivery of the Escrow Shares, the Escrow

Holder is released from any and all liability arising from its execution or performance of the Escrow Instruction Letter.

     B. MUTUAL SPECIAL RELEASES
        -----------------------

     1. Except with respect to the terms and conditions contained in this Agreement, each Investor, as "Investor Releasor", hereby fully and forever releases, remises, acquits and discharges Medjet, and all of Medjet's directors, officers, shareholders, employees, servants, parents, subsidiaries, affiliates, divisions, attorneys, insurers, assigns, successors, agents and representatives, past and present, and any and all persons acting by, through, under or in concert with them, as "Medjet Releasees", of and from any and all claims, demands, actions, causes of action, debts, liabilities, rights, contracts, obligations, duties, damages, costs, expenses or losses, of every kind and nature whatsoever, whether at this time known or suspected, or unknown or unsuspected, in law, equity or otherwise which such Investor Releasor ever had, now has, or may now have, against Medjet Releasees arising out of, under or related to the Alcon Claims.

     2. Except with respect to the terms and conditions contained in this Agreement, Medjet, as "Medjet Releasor", hereby fully and forever releases, remises, acquits and discharges each Investor, and all of such Investor's respective assigns, successors, heirs, executors, administrators, directors, officers, shareholders, partners, employees, servants, parents, subsidiaries, affiliates, divisions, attorneys, insurers, assigns, successors, agents and representatives, past and present, and any and all persons acting by, through, under or in concert with them, as "Investor Releasees", of and from any and all claims, demands, actions, causes of action, debts, liabilities, rights, contracts, obligations, duties, damages, costs, expenses or losses, of every kind and nature whatsoever, whether at this time known or suspected, or unknown or unsuspected, in law, equity or otherwise which Medjet Releasors ever had, now has, or may now have, against Investor Releasees arising out of, under or related to the Alcon Claims.

     3. Except with respect to the terms and conditions contained in this Agreement, Adam Smith, as "Adam Smith Releasor", hereby fully and forever releases, remises, acquits and discharges Medjet, and all of Medjet's directors, officers, shareholders, employees, servants, parents, subsidiaries, affiliates, divisions, attorneys, insurers, assigns, successors, agents and representatives, past and present, and any and all persons acting by, through, under or in concert with them, as "Medjet Releasees", of and from any and all claims, demands, actions, causes of action, debts, liabilities, rights, contracts, obligations, duties, damages, costs, expenses or losses, of every kind and nature whatsoever, whether at this time known or suspected, or unknown or unsuspected, in law, equity or otherwise which Adam Smith Releasor ever had, now has, or may now have, against Medjet Releasees arising out of, under or related to the Investment Banking Agreement.

     4. Except with respect to the terms and conditions contained in this Agreement, Medjet, as "Medjet Releasor", hereby fully and forever releases, remises, acquits and discharges Adam Smith, and all of Adam Smith's respective assigns, successors, heirs, executors, administrators, directors, officers, shareholders, partners, employees, servants, parents, subsidiaries, affiliates, divisions, attorneys, insurers, assigns, successors, agents and representatives, past and present, and any and all persons acting by, through, under or in concert with them, as "Adam Smith Releasees", of and from any and all claims, demands, actions, causes of action, debts, liabilities, rights, contracts, obligations, duties, damages, costs, expenses or losses, of every kind and nature whatsoever, whether at this time known or suspected, or unknown or unsuspected, in law, equity or otherwise which Medjet Releasors ever had, now has, or may now have, against Adam Smith Releasees arising out of, under or related to the Investment Banking Agreement.

     5. The Mutual Releases set forth in Sections B.1 and B.2 above are specifically limited and shall apply only to the Alcon Claims. Except as expressly set forth herein, this Agreement does not supersede, amend or modify the Subscription Agreement or the Other Agreements (as defined in the Subscription Agreement). The Mutual Releases set forth in Sections B.3 and B.4 above (i) are specifically limited and shall apply only to the Investment Banking Agreement and (ii) shall not relieve either Medjet or Adam Smith of their respective obligations under the indemnification provisions of the Investment Banking Agreement, which shall survive the termination of the Investment Banking Agreement and the execution and delivery of this Agreement. The Releases set forth in Sections B.1, B.2, B.3 and B.4 above shall only be effective upon the Rescission and Termination being completed.

     6. Effective upon the delivery of the Escrow Shares to Gordon, Gordon and each Investor, as "Escrow Releasor", hereby fully and forever releases, remises, acquits and discharges Escrow Holder, and all of Escrow Holder's partners, employees, servants, affiliates, attorneys, insurers, assigns, successors, agents and representatives, past and present, and any and all persons acting by, through, under or in concert with them, as "Escrow Holder Releasees", of and from any and all claims, demands, actions, causes of action, debts, liabilities, rights, contracts, obligations, duties, damages, costs, expenses or losses, of every kind and nature whatsoever, whether at this time known or suspected, or unknown or unsuspected, in law, equity or otherwise which such Escrow Releasor ever had, now has, or may now have, against Escrow Holder Releasees arising out of, under or related to the Joint Escrow Instructions and the Escrow Shares.

     C. MISCELLANEOUS
        -------------

     1. If any action or proceeding is brought to enforce or obtain any relief regarding any of the terms and conditions of this Agreement, or if any action or proceeding is brought to which this Agreement establishes a complete defense, then the party or parties in whose favor a final, unappealed and unappealable judgment shall be entered shall be entitled to recover from the other party or parties named in said action or proceeding, all costs, disbursements and expenses, including attorneys' fees, incurred in the action and any appeals therefrom.

     2. Gordon and Medjet, on the one hand, and Adam Smith and the Investors, on the other hand, each hereby warrants and represents that such party has not assigned or transferred, or purported to assign or transfer, to any third party any claim, demand, or cause of action against the other party to this Agreement.

     3. Each of the parties hereto represents and warrants that he, or the person executing this Agreement on its behalf, as the case may be, is duly authorized to do so and is empowered to bind such party to the terms of this Agreement, and that once executed by all parties hereto, this Agreement shall be valid and enforceable in accordance with its terms.

     4. This Agreement may be executed in counterparts, each of which shall be an original, and which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the date first above written.

                                        MEDJET INC.

                                        By: /s/ Eugene Gordon
                                        Name:   Eugene Gordon
                                        Title:  Chairman of the Board and
                                                Chief Executive Officer


                                        /s/ Eugene Gordon
                                            Eugene Gordon, as an individual

Number of Purchased Securities          INVESTORS:
rescinded hereunder and dollars
returned:

                                        ADAM SMITH INVESTMENT PARTNERS, L.P.

                                        By: ADAM SMITH CAPITAL MANAGEMENT,
                                            L.L.C., General Partner

3,640 Purchased Shares and
364,000 Purchased Warrants rescinded    By: /s/    Richard Grossman
$455,000 returned                           Name:  Richard Grossman
                                            Title: Manager

                                        ADAM SMITH INVESTMENTS, LTD.

560 Purchased Shares and                By: F.M.C LIMITED
56,000 Purchased Warrants rescinded
$70,000 returned                        By: /s/    Susan V. Demers
                                            Name:  Susan V. Demers
                                            Title: Director

                                        RICHARD AND ANA GROSSMAN JTWROS

280 Purchased Shares and                     By: /s/   Richard Grossman
28,000 Purchased Warrants rescinded              Name: Richard Grossman
$35,000 returned

266 Purchased Shares and

26,600 Purchased Warrants rescinded     /s/ Orin Hirschman
$33,250 returned                        Orin Hirschman

126 Purchased Shares and

12,600 Purchased Warrants rescinded     /s/ Paul Packer
$15,750 returned                        Paul Packer

                                        ADAM-JACK M. DODICK, MD
                                        GENERAL PARTNERSHIP

                                        By: ADAM SMITH CAPITAL
700 Purchased Shares and                    MANAGEMENT, L.L.C., General Partner
70,000 Purchased Warrants rescinded
$87,500 returned

                                        By: /s/    Richard Grossman
                                            Name:  Richard Grossman
                                            Title: Manager

28 Purchased Shares and
2,800 Purchased Warrants rescinded          /s/ Hershel P. Berkowitz
$3,500 returned                                 Hershel P. Berkowitz


                                        ADAM SMITH & COMPANY, INC.

                                        By: /s/    Richard Grossman
                                            Name:  Richard Grossman
                                            Title: Vice President